Filed Pursuant to Rule 424(b)(5)
Registration No. 333-173195

PROSPECTUS SUPPLEMENT
(To prospectus dated June 30, 2011)

8,250,000 Shares

Common Stock

We are offering 8,250,000 shares of our common stock. Our common stock is listed on the Nasdaq Global Market under the symbol “UNIS.” On November 15, 2011, the last reported sale price of our common stock on the Nasdaq Global Market was $4.76 per share. Our Chess Depositary Interests (each representing one-sixth of one share of Unilife common stock) are listed on the Australian Stock Exchange under the symbol “UNS.” On November 15, 2011, the last reported sale price of our Chess Depositary Interests was A$0.75 per Chess Depositary Interest.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-5 of this prospectus supplement, on page 2 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL

Public Offering Price	$4.3500	$35,887,500

Underwriting Discounts and Commissions	$0.2175	$1,794,375

Proceeds to Unilife (Before Expenses)	$4.1325	$34,093,125

Delivery of the shares of common stock is expected to be made on or about November 21, 2011. We have granted the underwriters an option for a period of 30 days to purchase an additional 1,237,500 shares of our common stock solely to cover over-allotments. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $2,063,531 and the total proceeds to us, before expenses, will be $39,207,094.

Sole Book-Running Manager

Jefferies

Co-Lead Manager

Leerink Swann

Co-Manager

Griffin Securities, Inc.

Prospectus Supplement dated November 16, 2011

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, “Unilife,” “we,” “us,” “our” or “ours” refer to Unilife Corporation and its consolidated subsidiaries.

This prospectus supplement and the accompanying prospectus relate to the offering of shares of our common stock. Before buying any of shares of common stock offered hereby, we urge you to carefully read this prospectus supplement and the accompanying prospectus, together with the information incorporated herein by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.” These documents contain important information that you should consider when making your investment decision. This prospectus supplement contains information about the common stock offered hereby and may add, update or change information in the accompanying prospectus.

You should rely only on the information that we have provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making offers to sell or solicitations to buy our common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information in this prospectus supplement and the accompanying prospectus or any related free writing prospectus is accurate only as of the date on the front of the document and that any information that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any related free writing prospectus, or any sale of a security.

This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus. The second part, the prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents incorporated by reference herein, and you may obtain copies of those documents as described below under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

S-ii

PROSPECTUS SUMMARY

We are a U.S.-based developer and commercial supplier of a diversified portfolio of advanced drug delivery systems. We collaborate with pharmaceutical and biotechnology companies seeking to optimize drug lifecycles and generate differentiation for their brand in competitive therapeutic markets through the use of innovative devices that can improve patient care, protect healthcare workers and prevent disease. We have developed a broad portfolio of drug delivery systems in direct response to unmet market needs for macromolecule injectable drugs including biologics.

Our Unifill® syringe, the world’s first and only known, commercially available, ready-to-fill syringe with automatic, user-controlled safety features integrated within the glass barrel, sits at the leading edge of a proprietary platform of primary drug containers. The Unifill syringe is designed to be supplied to pharmaceutical manufacturers in a form that is ready for filling with an injectable drug or vaccine of up to 1mL in dose volume. As a primary drug container, the Unifill syringe has USP Class Six compatible materials within the drug fluid path. Following our supply of the Unifill syringe to the pharmaceutical company, they are primarily responsible for the filling, packaging, shipment, regulatory approval, clinical use and marketing of the drug-device combination product. The Unifill syringe is suitable for use by healthcare workers and by patients that self-administer prescription medication outside of healthcare facilities.

We have a strategic relationship with Sanofi, a large global pharmaceutical company, pursuant to which it has paid to us 10.0 million euros under an exclusive licensing agreement plus an additional 17.0 million euros during the industrialization program for the Unifill syringe. Together, these payments (equating to approximately $40 million in total based upon currency rates at the time of payments) provide Sanofi with the exclusive right to negotiate for the purchase of the Unifill syringe within the main therapeutic classes of anti-thrombotic agents, vaccines and four smaller confidential sub-classes until June 30, 2014.

We commenced initial production and supply of the Unifill syringe to Sanofi and one other U.S. based pharmaceutical company in July 2011. We are also in discussions with other pharmaceutical companies regarding the supply of, and access to, the Unifill syringe, within therapeutic drug classes outside of those retained by Sanofi. We expect that current and future customers will seek to utilize initial units of the Unifill syringe for required compatibility and stability studies with target injectable drugs and vaccines.

Our Unifill portfolio of ready-to-fill syringes with integrated safety features is now being expanded to support the delivery of other prefilled injectable drugs and vaccines. Our Unifill Select syringes are designed for the use of interchangeable needles of up to 1 1/2” in length. They can be prefilled either with liquid stable drugs for therapeutic classes such as vaccines where intramuscular injections are commonly required, or with a diluent for use with lyophilized drugs supplied in a vial for reconstitution at the point of delivery. We have also developed and filed provisional patent applications for the Unifill EZMix range of syringes with multiple chambers that contain the lyophilized drug and the diluent for reconstitution within the single delivery system.

Additional technology platforms that we have developed in response to the unmet device needs of pharmaceutical companies include patient self-administration systems including auto-injectors and wearable subcutaneous pump infusion systems for viscous, large-volume drugs, and other specialized devices for targeted organ delivery. We also supply our Unitract 1mL range of syringes to medical distributors for use within healthcare facilities and by patients that self-administer prescription medication.

These technology platforms may also facilitate the customization of each device to address the specific pharmaceutical, molecular and patient requirements of a target drug supplied in either a liquid stable form or lyophilized for reconstitution. As our devices can form an integral part of the drug-device combination product that is submitted to regulatory agencies for approval, our collaboration with pharmaceutical companies can begin during the early clinical development of a pipeline drug and potentially span its entire commercial lifecycle.

Our goal is to enter into commercial supply contracts with pharmaceutical companies, as well as to enter into development agreements under which a pharmaceutical company may fund the development or customization of a Unilife device for use with its drugs entering into scheduled clinical trials. Programs to develop products suitable for use in scheduled clinical trials are now ongoing with one pharmaceutical company.

We design and manufacture our devices out of a state-of-the-art global headquarters and production facility located in York, Pennsylvania. We opened the 165,000 square foot facility in December 2010 following a $32 million one-year construction program. The facility includes a 100,000 square foot production center that contains eleven cleanrooms, a product development center, quality labs, machine shops and a fully segregated warehouse. Activities undertaken at the site include device design, rapid prototyping, pilot and commercial production, bio-analytical testing, packaging, quality assurance and supply chain. Our Quality Management System is fully certified to ISO 13485 and operates in compliance with 21 CRF 210/211 for pharmaceuticals and 21 CFR 820 for medical devices.

Unilife Corporation was incorporated in Delaware on July 2, 2009 as a wholly-owned subsidiary of Unilife Medical Solutions Limited, an Australian corporation (“UMSL”). On January 27, 2010, Unilife Corporation became the parent company of UMSL upon completion of the redomiciliation and UMSL’s shareholders and option holders exchanged their interests in UMSL for equivalent interests in Unilife Corporation. Our principal executive offices are located at 250 Cross Farm Lane, York, Pennsylvania 17406. Our telephone number is +1 717 384 3400.

UMSL was incorporated on June 28, 1985. UMSL acquired all of the issued shares of Unitract Pty Limited in November 2002, and changed its name to Unitract Limited (now Unilife Medical Solutions Limited), listed on the Australian Securities Exchange under the ticker “UNI” and continued Unitract’s business operations. In January 2007, UMSL acquired all the stock of Integrated BioSciences, Inc., a Pennsylvania-based company, which in February 2009 changed its corporate name to Unilife Medical Solutions, Inc.

THE OFFERING

Common stock offered by us	8,250,000 shares

Common stock to be outstanding immediately after this offering	72,524,703 shares

Over-Allotment Option

We have granted the underwriters an option to purchase up to 1,237,500 additional shares of our common stock solely to cover over-allotments, if any. This option is exercisable, in whole or in part, for a period of 30 days from the date of this prospectus supplement.

Use of Proceeds

We intend to use the net proceeds to fund the continued development and commercial supply of our diversified portfolio of advanced drug delivery systems and the expansion of our workforce to support anticipated customer demands, and for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk Factors

An investment in our common stock involves a high degree of risk. See the information contained in or incorporated by reference under “Risk Factors” beginning on page S-5 of this prospectus supplement, page 2 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

Trading Markets

Our common stock is listed on The Nasdaq Global Market under the symbol “UNIS.” Our Chess Depositary Interests (each representing one-sixth of one share of Unilife common stock) (“CDIs”) are listed on the Australian Stock Exchange under the symbol “UNS.”

Outstanding Shares

The total number of shares of common stock to be outstanding immediately after this offering assumes no exercise of the underwriters’ over-allotment option and is based on 64,274,703 shares of common stock outstanding as of September 30, 2011, which does not include the following:

●	13,031,943 shares issuable upon the exercise of stock options and warrants outstanding as of September 30, 2011 with a weighted-average exercise price of $6.67 per share;

●	342,052 shares available for future issuance under our equity compensation plans as of September 30, 2011; and

●	1,166,000 shares of performance-based restricted stock and 750,000 stock options to be granted to our chief executive officer, Mr. Alan D. Shortall, on January 3, 2012, subject to approval by our stockholders of the grant and of an amendment to our 2009 Stock Incentive Plan to increase the number of shares available for issuance under that plan. The exercise price of Mr. Shortall’s stock options will be the closing price of our common stock on the Nasdaq Global Market on January 3, 2012, and thus is not currently determinable.

Unless otherwise stated, all information in this prospectus supplement:

●	assumes no exercise of outstanding options or warrants to purchase common stock and no issuance of shares available for future issuance under our equity compensation plans;

●	assumes no exercise of the underwriters’ over-allotment option; and

●	reflects all currency in United States dollars.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “estimate,” “predict,” “intend,” “potential” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements other than statements of historical fact included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements. We cannot guarantee the accuracy of forward-looking statements, and you should be aware that results and events could differ materially and adversely from those described in the forward-looking statements due to a number of factors, including those described in our filings with the Securities and Exchange Commission.

You should also consider carefully the statements set forth in the sections entitled “Risk Factors” in this prospectus supplement, our Annual Report on Form 10-K for the year ended June 30, 2011 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, as may be updated by any other document that we subsequently file with the Securities and Exchange Commission and that is incorporated by reference into this prospectus supplement, which address various factors that could cause results or events to differ from those described in the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We have no plans to update these forward-looking statements.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully review the risks and uncertainties described below and in our Annual Report on Form 10-K for the year ended June 30, 2011 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, as updated by any other document that we subsequently file with the Securities and Exchange Commission and that is incorporated by reference into this prospectus supplement. The risks described in these documents are not the only ones we face, but those that we currently consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. Please also read carefully the section above entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to this Offering and our Common Stock

We Currently do not Generate Substantial Product Revenue and May Need Additional Funding to Meet Our Future Capital Needs. Such Funding May not be Available on Favorable Terms, if at all, and May be Dilutive to Our Existing Stockholders.

To date, we have generated no substantial product revenue. Therefore, we have to fund all of our operations and development expenditures from cash on hand and equity or debt financings. We may need to raise additional funding for our product development programs and commercialization efforts. We cannot provide assurance that we will be able to raise additional funding, if needed, on terms favorable to us, or at all. If we raise additional funds through the issuance of equity securities, our shares of common stock may suffer dilution. If we raise additional funds from debt financing, we may be obligated to abide by restrictive covenants contained in the debt financing agreements, which may make it more difficult for us to operate our business. If we are unable to secure additional funding, our ability to continue our product development and commercialization programs would be delayed, reduced or eliminated.

The Trading Price of Our Shares of Common Stock May Fluctuate Significantly.

The price of our shares of common stock may be volatile, which means that it could decline substantially within a short period of time. The trading price of the shares may fluctuate, and investors may experience a decrease in the value of the shares that they hold, sometimes regardless of our operating performance or prospects. The trading price of our common stock could fluctuate significantly for many reasons, including the following:

●	future announcements concerning our business and that of our competitors including in particular, the progress of our commercial sales for the Unifill syringe and the development programs for the other advanced drug delivery devices;

●	regulatory developments, enforcement actions bearing on advertising, marketing or sales of our current or pipeline products;

•	quarterly variations in operating results;
●	introduction of new products or changes in product pricing policies by us or our competitors;

●	acquisition or loss of significant customers, distributors or suppliers;

●	business acquisitions or divestitures;

●	changes in third party reimbursement practices;

●	fluctuations of investor interest in the medical device sector; and

●	fluctuations in the economy, world political events or general market conditions.

Management will have Broad Discretion as to the Use of the Proceeds from this Offering, and we May not Use the Proceeds Effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

You will Experience Immediate and Substantial Dilution in the Book Value per Share of the Common Stock You Purchase.

Because the price per share of our common stock being offered will be higher than the tangible book value per share of our common stock, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering. In addition, we have a significant number of options and warrants outstanding. We have also agreed to issue 1,166,000 shares of restricted stock and options to purchase 750,000 shares of common stock to our chief executive officer, Mr. Alan D. Shortall, on January 3, 2012, subject to approval by our stockholders of the grant and of an amendment to our 2009 Stock Incentive Plan to increase the number of shares available for issuance under that plan. If the holders of our outstanding options and warrants exercise them, or if we issue those additional securities to Mr. Shortall, you may incur further dilution.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $33,808,125, or approximately $38,922,094, if the underwriters exercise their over-allotment option in full. We currently expect to use the net proceeds from this offering to fund the continued development and commercial supply of our diversified portfolio of advanced drug delivery systems and the expansion of our workforce to support anticipated customer demands, and for working capital and other general corporate purposes.

The amount and timing of actual expenditures for the purposes set forth above may vary based on several factors, and our management will retain broad discretion as to the ultimate allocation of the proceeds. Pending the application of the net proceeds from this offering, we expect to invest such proceeds in U.S. government securities and money market funds.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share and our pro forma net tangible book value per share after this offering. We calculate net tangible book value per share by dividing our net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of our common stock.

Our net tangible book value as of September 30, 2011 was approximately $33.3 million, or $0.52 per share. After giving effect to the sale by us of 8,250,000 shares of common stock offered by this prospectus supplement at a public offering price of $4.35 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 2011 would have been approximately $67.1 million, or $0.93 per share. This represents an immediate increase in pro forma net tangible book value of $0.41 per share to existing stockholders and an immediate dilution of $3.42 per share to new investors purchasing our common stock in this offering. The following table illustrates the per share dilution:

Public offering price per share		$4.35
Net tangible book value per share as of September 30, 2011	$0.52
Increase in net tangible book value per share after this offering	$0.41

Pro forma net tangible book value per share as of September 30, 2011, after giving effect to this offering		$0.93

Dilution per share to new investors in this offering		$3.42

The information above assumes that the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, our pro forma net tangible book value per share at September 30, 2011 after giving effect to this offering would have been $0.98 per share, and the dilution in pro forma net tangible book value per share to investors in this offering would have been $3.37 per share. The above discussion and table are based on 64,274,703 shares of our common stock outstanding as of September 30, 2011, which does not include the following:

●	13,031,943 shares issuable upon the exercise of stock options and warrants outstanding as of September 30, 2011 with a weighted-average exercise price of $6.67 per share;

●	342,052 shares available for future issuance under our equity compensation plans as of September 30, 2011; and

●	1,166,000 shares of performance-based restricted stock and 750,000 stock options to be granted to Mr. Alan D. Shortall on January 3, 2012, subject to approval by our stockholders of the grant and of an amendment to our 2009 Stock Incentive Plan to increase the number of shares available for issuance under that plan. The exercise price of Mr. Shortall’s stock options will be the closing price of our common stock on the Nasdaq Global Market on January 3, 2012, and thus is not currently determinable.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated November 16, 2011, between us and Jefferies & Company, Inc., Leerink Swann LLC and Griffin Securities, Inc., as underwriters, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the number of common shares indicated in the table below:

Number of
Underwriter	Common Shares

Jefferies & Company, Inc.	5,775,000
Leerink Swann LLC	1,650,000
Griffin Securities, Inc.	825,000

Total	8,250,000

Jefferies & Company, Inc. is acting as sole book-running manager of this offering and as representative of the underwriters named above.

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that they currently intend to make a market in the common shares. However, the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the common shares.

The underwriters are offering the common shares subject to their acceptance of the shares from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Commission and Expenses

The underwriters have advised us that they propose to offer the common shares to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.1305 per common share. After the offering, the initial public offering price and concession to dealers may be reduced by the representative. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	PER SHARE		TOTAL
	WITHOUT	WITH	WITHOUT	WITH
	OPTION TO	OPTION TO	OPTION TO	OPTION TO
	PURCHASE	PURCHASE	PURCHASE	PURCHASE
	ADDITIONAL	ADDITIONAL	ADDITIONAL	ADDITIONAL
	SHARES	SHARES	SHARES	SHARES

Public offering price	$4.3500	$4.3500	$35,887,500	$41,270,625
Underwriting discounts and commissions paid by us	$0.2175	$0.2175	$1,794,375	$2,063,531
Proceeds to us, before expenses	$4.1325	$4.1325	$34,093,125	$39,207,094

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $285,000.

Listing

Our shares of common stock are listed on The Nasdaq Global Market under the trading symbol “UNIS”. Our Chess Depositary Interests (each representing one-sixth of one share of Unilife common stock) are listed on the Australian Stock Exchange under the symbol “UNS”.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 1,237,500 additional common shares at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more shares than the total number set forth on the cover page of this prospectus.

No Sales of Similar Securities

We, our officers and directors have agreed, subject to specified exceptions, not to directly or indirectly:

•	sell, offer to sell, contract to sell or lend, effect any short sale or establish or increase a “put equivalent position” within the meaning of Rule 16a-1(h) of the Securities Exchange Act of 1934 (the “Exchange Act”) or liquidate or decrease any “call equivalent position” within the meaning of Rule 16a-1(b) of the Exchange Act, pledge, hypothecate or grant any security interest in, or in any other way transfer or dispose of (i) any shares of our common stock or (ii) any options or warrants or other rights to acquire common stock or any securities exchangeable or exercisable for or convertible into shares of our common stock, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into shares of common stock (“Related Securities”) that are currently or hereafter owned either of record or beneficially,
•	enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of shares of our common stock or Related Securities, regardless of whether any such transaction is to be settled in securities, in cash or otherwise,
•	make any demand for, or exercise any right with respect to, the registration under the Securities Act of the offer and sale of any shares of our common stock or Related Securities, or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect any such registration or
•	publicly announce an intention to do any of the foregoing,

for a period of 90 days after the date of this prospectus without the prior written consent of the underwriter.

Notwithstanding the foregoing, the Company’s chief executive officer shall be entitled to transfer up to 216,876 shares of common stock to the Company in connection with any income tax liability incurred by him resulting from the vesting during the 90-day restricted period of up to 699,000 restricted shares of common stock owned by him, it being understood that no shares so transferred shall be sold by the Company during the 90-day restricted period.

The Company may issue compensatory stock awards to its directors as contemplated by its proxy statement filed on October 14, 2011, so long as each such recipient of such award shall have executed for the benefit of the underwriter a lock-up agreement.

In addition, one director is the beneficiary of the equivalent of 29,178 shares of Unilife common stock held in a superannuation fund. This director does not have the power to vote these shares, nor does this director have the power to direct or prevent the disposition of these shares by the fund. This director has agreed not to request or consent to any action by the trustee that the director could not take if he held the shares directly, but the trustee may nevertheless sell or otherwise transfer some or all of the 116,711 shares of our common stock owned by the fund.

This restriction terminates after the close of trading of the shares of common stock on and including the 90 days after the date of this prospectus. However, subject to certain exceptions, in the event that either:

•	during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or
•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period,

then in either case the expiration of the 90-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless Jefferies & Company, Inc. waives, in writing, such an extension.

Jefferies & Company, Inc. may, in its sole discretion and at any time or from time to time before the termination of the 90-day period, without public notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriter and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in transactions, including overallotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the common shares at a level above that which might otherwise prevail in the open market. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common shares in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common shares or purchasing shares of our common shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common shares in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of common shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the common shares. A syndicate covering transaction is the bid for or the purchase of common shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our common stock on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common shares for sale to online brokerage account holders.

Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Affiliations

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and certain of their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

NOTICE TO INVESTORS

Australia

This prospectus supplement is not a prospectus or disclosure document for the purposes of the Australian Corporations Act 2001 (Cth) (Corporations Act) and has not been lodged with the Australian Securities & Investments Commission. Accordingly, this prospectus supplement is directed only to the categories of exempt persons set out below and no offer or invitation in relation to the issue, sale or purchase of securities under this prospectus supplement has been or will be made to any person who is unable to provide the representations and warranties set out below. If you receive this prospectus supplement in Australia and subscribe for securities, then you represent and warrant as follows:

(i)	you are a person or entity who is either:

•	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

•	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and you have provided a certificate to the company which complies with the requirements of section 708(8)(c) of the Corporations Act and related regulations before the offer has been made; or
•	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

(ii)	you will not offer any of the shares issued to you pursuant to this prospectus supplement for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of any securities which are the subject of the offering contemplated by this prospectus supplement has been or will be made to the public in that Relevant Member State other than any offer where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the relevant competent authority in that Relevant Member State in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of such securities may be made to the public in that Relevant Member State:

(a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriter for any such offer; or
(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require the Company or any of the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32) of Hong Kong. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This prospectus supplement has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the Initial Purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been and will not be lodged or registered with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person as defined under Section 275(2), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Offer Shares under Section 275 of the SFA except:

(i)	to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

(ii)	where no consideration is given for the transfer; or
(iii)	where the transfer is by operation of law.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of common stock offered hereby is being passed upon for us by DLA Piper LLP (US), New York, New York. Dewey & LeBoeuf LLP, New York, New York, is counsel to the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Unilife Corporation as of June 30, 2011 and 2010 and for the fiscal years ended June 30, 2011 and 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2011 have been incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended June 30, 2011 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing. The audit report covering the June 30, 2011 consolidated financial statements contains an explanatory paragraph that states that the Company had incurred recurring losses from operations and estimated that its then existing cash and cash equivalents would last only through the third quarter of fiscal 2012 which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The financial statements of Unilife Corporation for the fiscal year ended June 30, 2009 incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended June 30, 2011 have been audited by BDO Audit (WA) Pty Ltd, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on the website maintained by the SEC at http://www.sec.gov. These filings are also available to the public from commercial document retrieval services.

We have filed with the SEC a “shelf” registration statement on Form S-3, as amended, including exhibits thereto. This prospectus supplement and accompanying prospectus which make up part of such registration statement do not contain all of the information in the registration statement. We have omitted parts of the registration statement from this prospectus supplement and the accompanying prospectus in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus supplement and accompanying prospectus, you may obtain a copy of the registration statement on Form S-3 and the exhibits filed with it from the address or website set forth above.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus omit certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the common stock being offered pursuant to this prospectus supplement. Statements in this prospectus supplement and the accompanying prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•	our Annual Report on Form 10-K for the year ended June 30, 2011;
•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011;
•	our Current Reports on Form 8-K filed on July 18, 2011, August 19, 2011, and October 6, 2011; and
•	the description of our common stock included in our registration statement on Form 10 dated February 11, 2010.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date our offering is terminated or complete, are deemed to be incorporated by reference into, and to be a part of, this prospectus supplement and the accompanying prospectus.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Investor Relations
Unilife Corporation
250 Cross Farm Lane
York, Pennsylvania 17406
Telephone: (717) 384-3400

We also maintain an Internet site at www.unilife.com at which there is additional information about our business, but the contents of that site are not incorporated by reference into, and are not otherwise a part of, this prospectus supplement or accompanying prospectus.

PROSPECTUS

UNILIFE CORPORATION

$200,000,000
Common Stock, Preferred Stock,
Debt Securities, Warrants and Units

and

2,868,934 Shares of Common Stock

This prospectus covers our offer and sale from time to time of any combination of common stock, preferred stock, debt securities, warrants or units described in this prospectus in one or more offerings. This prospectus provides a general description of the securities we may offer and sell. Each time we offer and sell securities we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. The aggregate offering price of all securities sold by us under this prospectus may not exceed $200,000,000.

This prospectus also covers the resale by selling stockholders identified in the “Selling Stockholders” section of this prospectus of up to an aggregate of 2,868,934 shares of our common stock issued or issuable upon the exercise of options and warrants previously issued. We will not receive proceeds from the sale of shares of our common stock by the selling stockholders. We may receive proceeds from the exercise of the options whose underlying shares of common stock are covered by this prospectus.

The securities may be offered and sold by us or selling stockholders from time to time at fixed prices, at market prices or at negotiated prices, and may be offered and sold to or through one or more underwriters, dealers or agents or directly to purchasers on a continuous or delayed basis. See “Plan of Distribution.”

Our common stock is currently listed on the Nasdaq Global Market under the symbol “UNIS”. On May 12, 2011, the last reported sale price of our common stock on the Nasdaq Global Market was $5.86 per share.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information.

Investing in these securities involves risks, including those set forth in the “Risk Factors” section beginning on page 2 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and in our Quarterly Reports on Form 10-Q filed thereafter, each of which is incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 30, 2011.

Neither we nor any selling stockholder has authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. “Unilife,” “Company,” “we,” “us” and “our” refer to Unilife Corporation and its consolidated subsidiaries

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. This prospectus covers the primary offering by us of up to an aggregate of $200,000,000 of securities and the secondary offering by the selling stockholders identified herein of up to an aggregate of 2,868,934 shares of our common stock issued or issuable upon the exercise of options and warrants previously issued. We may offer and sell any combination of the securities described in this prospectus and the selling stockholders may offer and sell shares of common stock in one or more offerings. This prospectus provides you with a general description of the securities we may offer and sell. Each time we offer and sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 100 F Street NE, Room 1580, Washington, D.C. 20549-1004. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are accessible through the Internet at that website. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our website at www.unilife.com. The content of our website is not a part of this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus and the termination of the offering:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 that we filed with the SEC on September 28, 2010;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010 that we filed with the SEC on November 15, 2010;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2010 that we filed with the SEC on February 14, 2011;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 that we filed with the SEC on May 16, 2011;

•	Our Current Reports on Form 8-K filed with the SEC on July 2, 2010, July 29, 2010, July 29, 2010, August 17, 2010, August 19, 2010, October 26, 2010, December 2, 2010, December 6, 2010, January 6, 2011, February 8, 2011, February 8, 2011 and April 27, 2011; and

•	Description of our common stock contained in Item 11 of Amendment No. 4 to our Registration Statement on Form 10 filed on February 11, 2010 with the SEC, including any amendment or report filed for the purpose of updating such description; and

•	All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before we stop offering the securities under this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Mr. J. Christopher Naftzger at 250 Cross Farm Lane, York, Pennsylvania 17406, telephone (717) 384-3400.

The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the filing is made.

Information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we file with the SEC, unless otherwise specified in such report, is not incorporated by reference in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements.

These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus forms a part in their entireties.

RISK FACTORS

Our business is influenced by many factors that are difficult to predict, and that involve uncertainties that may materially affect actual operating results, cash flows and financial condition. Before making an investment decision, you should carefully consider these risks, including those set forth in the “Risk Factors” section beginning on page 19 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and in our Quarterly Reports on Form 10-Q filed thereafter, each of which is incorporated by reference into this prospectus, and you should also carefully consider any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.

UNILIFE CORPORATION

Overview

We are a U.S. based medical device company focused on the design, development, manufacture and supply of a proprietary range of retractable syringes. Primary target customers for our products include pharmaceutical manufacturers, suppliers of medical equipment to healthcare facilities, and distributors to patients who self-administer prescription medication. All of our syringes incorporate automatic and fully-integrated safety features which are designed to protect those at risk of needlestick injuries and injury from other unsafe injection practices. Our main product is the Unifill ready-to-fill syringe, which is designed to be supplied to pharmaceutical manufacturers in a form that is ready for filling with their injectable drugs and vaccines. We have a strategic partnership with sanofi-aventis, a large global pharmaceutical company, pursuant to which it paid us a 10.0 million euro exclusivity fee and has committed to pay us up to an additional 17.0 million euros to fund our industrialization program for the Unifill syringe. Upon the completion of the industrialization program which is scheduled to occur by the end of fiscal 2011, we expect to commence the supply and sale of the Unifill syringe to sanofi-aventis. We are also in discussions with other pharmaceutical companies that are seeking to obtain access to the Unifill syringe.

Our clinical and prefilled safety syringes incorporate automatic, also known as passive, safety features which are fully integrated within the barrel. They are designed to assist pharmaceutical manufacturers and healthcare facilities comply with needlestick prevention laws and to encourage single use and safe disposal practices outside of healthcare settings. We consider the following combination of core proprietary features available in our safety products to be unique within the marketplace:

•	Integrated design. All safety features are fully integrated inside the syringe barrel to facilitate compact handling, intuitive use and convenient disposal.

•	Passive retraction. The activation of the needle retraction mechanism occurs automatically while the needle is inside the body to help prevent the risk of needlestick injury.

•	Controlled retraction. Operators can control the speed of needle retraction directly from the body into the syringe barrel to help reduce the risk of infection through transmission routes such as needlestick injuries and aerosol (splatter).

•	Auto-disable. Upon withdrawal of the needle into the barrel, the plunger is automatically locked to prevent re-exposure or reuse.

We have utilized this core proprietary technology to design and develop a range of prefilled and clinical safety syringes. Furthermore, we are not aware of any other company that is manufacturing safety syringes with automatic, integrated safety features in both a prefilled (glass) and clinical (plastic) format which share the same common technology platform.

Key target markets for our products include pharmaceutical companies, healthcare facilities and patients who self-administer prescription medication. We believe that the majority of our products would be supplied, either directly or through pharmaceutical customers, for use within sophisticated healthcare markets such as North America, Western Europe and some Asia-Pacific countries that require or are transitioning toward the mandatory use of safety syringes.

Our goal is to progressively move to the forefront of the international transition of healthcare and pharmaceutical markets to the mandatory use of prefilled and clinical safety syringes. We believe that the competitive strength of our proprietary technology puts us in a strong position to become an established and preferred supplier of “best-in-class” safety syringe products to pharmaceutical companies, healthcare facilities and patients who self-administer prescription medication.

Key elements of our business strategy are the development, production and sale of our patent-protected safety syringes, the continued expansion of our global operational and commercial presence and the establishment of long-term supply relationships with multinational pharmaceutical and healthcare equipment companies. We are committed to designing, developing and supplying innovative medical devices that can enhance and save lives.

As of March 31, 2011 and June 30, 2010, our total assets were $98.2 million and $64.8 million, respectively, and our accumulated deficit was $109.8 million and $79.7 million, respectively. For the fiscal years ended June 30, 2010 and 2009, our revenues were $11.4 million and $20.0 million, respectively, and our net loss was $29.7 million and $517,000, respectively. Our independent registered public accounting firm included, in their audit report on our consolidated financial statements for the year ended June 30, 2010, an explanatory paragraph regarding the substantial doubt about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the liquidity condition of the Company. Subsequent to the issuance of the going concern qualification in the audit report, we completed a private placement of common stock in which we raised approximately $33.4 million. However, the issuance of the going concern qualification may make it more difficult for us to obtain additional financing, if we were to seek to do so.

Corporate Information

Unilife Corporation was incorporated in the State of Delaware on July 2, 2009. On January 27, 2010, our predecessor Unilife Medical Solutions Limited, an Australian corporation, or UMSL, whose ordinary shares were listed on the Australian Securities Exchange, or ASX, completed a redomiciliation from Australia to the State of Delaware pursuant to which the shareholders and option holders of UMSL exchanged their interests in UMSL for equivalent interests in Unilife Corporation and Unilife Corporation became the parent company of UMSL and its subsidiaries. The redomiciliation was conducted by way of schemes of arrangement under Australian law. The issuance of Unilife Corporation common stock and stock options under the schemes of arrangement was exempt from registration under Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”).

Under the schemes, holders of UMSL ordinary shares or share options received one share of Unilife Corporation common stock or an option to purchase one share of Unilife Corporation common stock, for every six UMSL ordinary shares or share options, respectively, held by such holders, unless the holder elected to receive, in lieu of Unilife Corporation common stock, Chess Depositary Interests of Unilife Corporation, or CDIs (each representing one-sixth of one share of Unilife Corporation common stock), in which case such holder received one CDI for every UMSL ordinary share. The redomiciliation was approved by the Australian Federal Court, and approved by UMSL shareholders and option holders. As a result of the redomiciliation, the listing of UMSL’s ordinary shares on the ASX, has been replaced by Unilife Corporation’s CDIs.

Our principal executive offices are located at 250 Cross Farm Lane, York, Pennsylvania 17406, and our telephone number is (717) 384-3400. Our website address is www.unilife.com. The information on, or that can be accessed through, our website is not part of this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we anticipate that the net proceeds from our sale of any securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of sales by the selling shareholders, we will not receive any of the proceeds from such sales; however, we may receive proceeds from cash payments made in connection with the exercise of options and warrants held by the selling stockholders that are covered by this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

Earnings were insufficient to cover fixed charges by $29,687,000 for the nine months ended March 31, 2011 and $29,439,000, $40,000, $7,884,000, $8,216,000 and $7,633,000 during the years ended June 30, 2010, 2009, 2008, 2007 and 2006, respectively. “Earnings” consists of net loss from continuing operations before income tax expense and fixed charges. “Fixed charges” consist of interest expense, capitalized interest and the portion of rents that we believe to be representative of the interest factor.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that Unilife or certain selling stockholders to be identified in a prospectus supplement may sell. These summaries are not meant to be a complete description of each security.

However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of May 9, 2011, 63,851,300 shares of our common stock, and no shares of our preferred stock, were outstanding.

Common Stock

Holders of our common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available. Holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors. Holders of our common stock do not have any conversion, redemption or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All outstanding shares of our common stock are, and any shares of common stock that we may issue in the future will be, fully paid and non-assessable.

Preferred Stock

We may issue any class of preferred stock in any series. Our board of directors has the authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Shares of each series when issued shall be designated to distinguish the shares of each series from shares of all other series.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations. The debt securities will be issued under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee.

We have summarized select portions of the material provisions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. We will indicate in the applicable prospectus supplement any material variation from the expected terms of the indenture described below.

General

The debt securities will be our direct unsecured general obligations. Any senior debt securities will rank equally with all of our other senior and unsubordinated debt. Any subordinated debt securities will have a junior position to all of our senior debt.

Holders of the debt securities will have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders, except to the extent that the debt securities are guaranteed by one or more subsidiary guarantees.

The provisions of the indenture allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series.

A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. The terms will be established in an officers’ certificate or a supplemental indenture. The officers’ certificate or supplemental indenture will be signed at the time of issuance and will contain important information. The officers’ certificate or supplemental indenture will be filed as an exhibit to a Current Report on Form 8-K of Unilife, which will be publicly available. The officers’ certificate or supplemental indenture will include some or all of the following terms for a particular series of debt securities:

•	the title of the securities;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not the debt securities will be issued in global form and who the depositary will be;

•	the maturity date(s);

•	the principal amount due at maturity;

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	the place(s) where payments will be made;

•	Unilife’s right, if any, to defer payment of interest and the maximum length of any deferral period;

•	whether or not the debt securities will be convertible into shares of our common stock or our preferred stock and, if so, the terms of such conversion;

•	the terms and conditions on which the debt securities may be redeemed at the option of Unilife;

•	the date(s), if any, on which, and the price(s) at which Unilife is obligated to redeem, or at the holder’s option to purchase, such series of debt securities and other related terms and provisions;

•	whether or not the debt securities will be secured or unsecured by some or all of our assets, and the terms of any secured debt;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	any special tax implications of the debt securities;

•	whether we will be restricted from incurring any additional indebtedness, issuing additional securities, or entering into a merger, consolidation or sale of our business;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and whole multiples of $1,000;

•	the subordination terms of any subordinated debt securities; and

•	any other terms that are not inconsistent with the indenture.

Optional Redemption

Unless the prospectus supplement relating to any series of debt securities provides otherwise with respect to such series, each series of debt securities will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the series of debt securities to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the series of debt securities to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus a spread as specified in the applicable prospectus supplement.

In each case we will pay accrued and unpaid interest on the principal amount to be redeemed to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the series of debt securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of debt securities.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means the investment banking institution or institutions specified in the applicable prospectus supplement and their respective successors, or, if such firms or the successors, if any, to such firm or firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means the investment banking institutions specified as such in the applicable prospectus supplement; provided, however, that if any of them ceases to be a primary U.S. Government securities dealers (each a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to:

(i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the remaining life of the series of debt securities to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or

(ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date. As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotations” above, the term “business day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

Notice of any redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the series of debt securities to be redeemed at its registered address. The notice of redemption will state, among other things, the amount of the series of debt securities to be redeemed, the redemption date, the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of the series of debt securities to be redeemed. If less than all of a series of debt securities are to be redeemed at our option, the trustee will select, in a manner it deems fair and appropriate, the debt securities of that series, or portions of the debt securities of that series, to be redeemed. Unless we default in the payment of the redemption price with respect to any debt securities called for redemption, interest will cease to accrue on such debt securities at the redemption date.

The Company will not be required (i) to issue, register the transfer of or exchange any series of debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any debt securities of any series so selected for redemption in whole or in part, except the unredeemed portion of any such series of debt securities being redeemed in part.

Covenants

Under the indenture, Unilife agrees to pay the interest, principal and any premium on the debt securities when due, and to maintain a place of payment. In addition, we must comply with the covenants described below:

Limitation on Liens on Stock of our Significant Subsidiaries.  The indenture prohibits us and our subsidiaries from directly or indirectly creating, assuming, incurring or permitting to exist any Indebtedness secured by any lien on the voting stock or voting equity interest of our Significant Subsidiaries (as defined in the indenture) unless the debt securities then outstanding (and, if we so elect, any other Indebtedness of Unilife that is not subordinate to such debt securities and with respect to which we are obligated to provide such security) are secured equally and ratably with such Indebtedness for so long as such Indebtedness is so secured. “Indebtedness” is defined as the principal of and any premium and interest due on indebtedness of a person (as defined in the indenture), whether outstanding on the original date of issuance of a series of debt securities or thereafter created, incurred or assumed, which is (a) indebtedness for money borrowed and (b) any amendments, renewals, extensions, modifications and refundings of any such indebtedness. For the purposes of this definition, “indebtedness for money borrowed” means (1) any obligation of, or any obligation guaranteed by, such person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (2) any obligation of, or any obligation guaranteed by, such person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any business or property or assets shall not be considered Indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created), and (3) any obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which such person is a party. For purposes of this covenant only, Indebtedness also includes any obligation of, or any obligation guaranteed by, any person for the payment of amounts due under a swap agreement or similar instrument or agreement, or under a foreign currency hedge or similar instrument or agreement. If we are required to secure outstanding debt securities equally and ratably with other Indebtedness under this covenant, we will be required to document our compliance with the covenant and thereafter the trustee will be authorized to enter into a supplemental agreement or indenture and to take such action as it may deem advisable to enable it to enforce the rights of the holders of the outstanding debt securities so secured.

Provision of Compliance Certificate.  We are required under the indenture to deliver to the trustee within 120 days after the end of each fiscal year an officer’s certificate certifying as to our compliance with all conditions and covenants under the indenture, or if we are not in compliance, identifying and describing the nature and status of such non-compliance.

Consolidation, Merger or Sale

The indenture does not restrict the ability of Unilife to merge or consolidate, or sell, convey, transfer or lease all or substantially all of its assets as long as certain conditions are met. We may only merge or consolidate with, or convey, transfer or lease all of our assets to, any person, if doing so will not result in an event of default. Any such successor, acquiror or lessor of such assets must expressly assume all of the obligations of Unilife under the indenture and the debt securities and will succeed to every right and power of Unilife under the indenture. Thereafter, except in the case of a lease, the predecessor or transferor of such assets will be relieved of all obligations and covenants under the indenture and debt securities.

Events of Default Under the Indenture

The following are events of default under the indenture with respect to any series of debt securities issued:

•	we fail to pay interest when due and such failure continues for 90 days, unless the time for payment has been properly extended or deferred in accordance with the terms of the particular series;

•	we fail to pay the principal or any premium when due, unless the maturity has been properly extended in accordance with the terms of the particular series;

•	we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant or agreement specifically relating to another series of debt securities, and such failure continues for 90 days after we receive a notice of default from the trustee or from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all of the affected series;

•	certain events of bankruptcy or insolvency, whether voluntary or not; and

•	any additional events of default that may be established with respect to a particular series of debt securities under the indenture, as may be specified in the applicable prospectus supplement.

If, with regard to any series, an event of default resulting from a failure to pay principal, any premium or interest occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal of all debt securities of that series immediately due and payable.

If an event of default other than a failure to pay principal, any premium or interest occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all affected series (all such series voting together as a single class) may declare the principal of all debt securities of such affected series immediately due and payable.

The holders of a majority in principal amount of the outstanding debt securities of all affected series (voting together as a single class) may waive any past default with respect to such series and its consequences, except a default or events of default regarding payment of principal, any premium or interest, in which case the holders of the outstanding debt securities of each affected series shall vote to waive such default or event of default as a separate class. Such a waiver will eliminate the default.

Unless otherwise specified in the indenture, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the holders of the debt securities have offered the trustee indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities that it might incur. The holders of a majority in principal amount of the outstanding debt securities of all series affected by an event of default, voting together as a single class, or, in the event of a default in the payment of principal, any premium or interest, the holders of a majority of the principal amount outstanding of each affected series voting as a separate class, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that:

•	such direction is not in conflict with any law or the indenture or unduly prejudicial to the rights of holders of any other series of debt securities outstanding under the indenture; and

•	unless otherwise provided under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability.

A holder of the debt securities of a particular series will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies, in each case with respect to such series of debt securities, if:

•	the holder has given written notice to the trustee of a continuing event of default;

•	in the case of an event of default relating to the payment of principal, any premium or interest, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the particular series have made written request to the trustee to institute proceedings as trustee;

•	in the case of an event of default not relating to payment of principal, any premium or interest, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all series affected by such event of default (voting together as a single class) have made written request to the trustee to institute proceedings as trustee;

•	such holders have offered indemnity reasonably satisfactory to the trustee to cover the cost of the proceedings; and

•	the trustee does not institute a proceeding, and does not receive conflicting directions from a majority in principal amount of the outstanding debt securities of (i) the particular series, in the case of an event of default relating to the payment of principal, any premium or interest or (ii) all affected series, in the case of an event of default not relating to the payment of principal, any premium or interest, in each case, within 60 days of receiving the written notice of an event of default.

Modification of Indenture; Waiver

Without the consent of any holders of debt securities, Unilife and the trustee may change an indenture:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to effect the assumption of a successor corporation of our obligations under such indenture and the outstanding debt securities;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities under such indenture or surrender any right or power we have under such indenture;

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series; and

•	to effect certain other limited purposes described in the indenture.

The rights of holders of a series of debt securities may be changed by Unilife and the trustee with the written consent of the holders of a majority of the principal amount of the outstanding debt securities of all series then outstanding under the indenture (all such series voting together as a single class). However, the following changes may only be made with the consent of each holder of debt securities of each series affected by the change:

•	extending the fixed maturity;

•	reducing the principal amount;

•	reducing the rate of or extending the time of payment of interest;

•	reducing any premium payable upon redemption;

•	reducing the percentage of debt securities referred to above, the holders of which are required to consent to any amendment; or

•	making any change to the subordination terms, if any, of any debt security that would adversely affect the holders of the debt securities of that series.

Rights and Duties of the Trustee

The trustee, except when there is an event of default, will perform only those duties as are specifically stated in the indenture. If an event of default has occurred with respect to any series of debt securities, the trustee must exercise with respect to such debt securities the rights and powers it has under the indenture and use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Except as provided in the preceding sentence, the trustee is not required to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties or exercising its rights or powers unless it reasonably believes that it will be repaid or receive adequate indemnity. The trustee will not be deemed to have any notice of any default or event of default unless a responsible officer of the trustee has actual knowledge of or receives written notice of the default which specifies the affected securities and the indenture. Furthermore, the rights and protections of the trustee, including its right of indemnification under the indenture, extend to the trustee’s officers, directors, agents and employees, and will survive the trustee’s resignation and removal.

Payment and Paying Agents

We will pay interest on any debt securities to the person in whose name the debt securities are registered on the regular record date for the applicable interest payment date.

We will pay principal, any premium and interest on the debt securities of a particular series at the office of one or more paying agents that we designate for that series. Unless otherwise stated in the applicable supplemental indenture and prospectus supplement, we will initially designate the corporate trust office of the trustee in the City of New York as our sole paying agent. We will be required to maintain a paying agent in each place of payment for the debt securities.

All money we pay to a paying agent or the trustee for the payment of principal, any premium or interest on any debt security which remains unclaimed for a period of two years after the principal, premium or interest has become due and payable will, upon our request, be repaid to us, and the holder of the debt security may then look only to us for payment of those amounts.

Governing Law

The indenture and the debt securities will be governed by and interpreted in accordance with the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Unilife, the trustees, the warrant agents, the unit agents or any other agent of Unilife, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

SELLING STOCKHOLDERS

Selling Stockholders for the Secondary Offering of up to 2,868,934 Shares of Common Stock

An aggregate of 2,868,934 shares of common stock issued or issuable upon the exercise of previously issued options and warrants may be offered for sale and sold from time to time pursuant to this prospectus by the selling stockholders. The term “selling stockholders” includes the stockholders listed below and their transferees, pledgees, donees, assignees or other successors. We are paying all of the expenses in connection with such registration and the sale of the shares, other than selling commissions and the fees and expenses of counsel and other advisors to the selling stockholders. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC. The consultants listed in the table below received their warrants as compensation for services provided to the Company. Except as otherwise disclosed herein, none of the other selling stockholders has had any material relationship within the past three years with the Company or any of its predecessors or, to the Company’s knowledge, its affiliates. Except as otherwise disclosed herein, to our knowledge, none of the selling stockholders is a broker-dealer and/or affiliated with a broker-dealer. The consultants included in the first group of selling stockholders in the following table acquired or will acquire their shares upon exercise of warrants issued to them in December 2010 for services they provided to us in connection with the development of our new manufacturing facility. These warrants are exercisable at $5.30 per share. The Australian investors included in the second group of selling stockholders in the following table acquired or will acquire their shares upon exercise options they received as part of our December 2010 private placement. These options are all exercisable at A$7.50 and A$12.00 per share.

The following table sets forth, for each of the selling stockholders to the extent known by us, the number of shares of our common stock beneficially owned, the number of shares of our common stock offered hereby and the number of shares and percentage of outstanding common stock to be owned after completion of this offering, assuming all shares offered hereby are sold. Shares offered hereby represent such shares of our common stock issued or issuable upon exercise of previously issued options by respective selling stockholders.

Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to their shares of common stock. All of the information contained in the table below is based solely upon information provided to us by the selling stockholders or otherwise known by us. In addition to the shares offered hereby, which represent such shares of our common stock issued or issuable upon exercise of previously issued options by the respective selling stockholders, the selling stockholders may otherwise beneficially own our shares of common stock as a result of, among others, open market purchases, which information is not obtainable by us without undue effort and expense. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which the information regarding the shares beneficially owned was last known by us, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act.

The number of shares outstanding and the percentages of beneficial ownership are based on 63,851,300 shares of our common stock issued and outstanding as of May 9, 2011.

For the purposes of the following table, the number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option.

	Number of		Number of	% of Common
	Shares		Shares	Stock
	Beneficially		Beneficially	Beneficially
	Owned	Number of	Owned	Owned
	Prior to the	Shares	After the	After the
Name of Selling Stockholder	Offering	Offered	Offering	Offering

Consultants who received warrants as consideration for their consulting services provided to the Company:
Keystone Redevelopment Group	110,000	110,000	0	0
RCMN, LLC	66,250	66,250	0	0
Loughery Family Investments, LLC	66,250	66,250	0	0
Artillio Family Investments, LLC	66,250	66,250	0	0
Gregory Ventresca	66,250	66,250	0	0
John LaProcido	225,000	225,000	0	0
Australian investors who received options in our December 2010 private placement:
152 Pty Ltd <Wolton Family A/C>	5,832	5,832	0	0
789 Pty Ltd	8,332	8,332	0	0
A Whistle & Co (1979) Pty Ltd <No 2 Super Fund A/C>	4,902	4,902	0	0
Bluelake Partners <Orange A/C>	8,332	8,332	0	0
Bluelake Partners <Green A/C>	8,332	8,332	0	0
ACN 123 895 107 Pty Ltd	8,332	8,332	0	0

	Number of		Number of	% of Common
	Shares		Shares	Stock
	Beneficially		Beneficially	Beneficially
	Owned	Number of	Owned	Owned
	Prior to the	Shares	After the	After the
Name of Selling Stockholder	Offering	Offered	Offering	Offering

ACN 137837613 Pty Ltd <The Patrice A/C>	1,976	1,976	0	0
A E Simon Holding 1 Pty Ltd <Simon Family S/F A/C>	810	810	0	0
AJM Super Co Pty Ltd <AJM Super Fund A/C>	8,332	8,332	0	0
Alimold Pty Ltd	10,000	10,000	0	0
Alick Phillip Anderson & Marion Alexander Anderson <Anderson Super Fund A/C>	980	980	0	0
Asset Selection Advisors Pty Ltd	8,994	8,994	0	0
B & C Australia Pty Ltd	4,900	4,900	0	0
Paul Joseph Balsarini & Annette Marie Balsarini <A&K Mercantile P/L Provident Fund A/C>	4,902	4,902	0	0
Dr. Barry John Barker & Jaye Abbye Barker <HSBR S/F No 3 A/C>	8,824	8,824	0	0
Beachgame Pty Limited	8,332	8,332	0	0
Bonaire Investments Pty Ltd <Hofman Super Fund A/C>	1,000	1,000	0	0
Bond Street Custodians Limited <MLN — V08717 A/C>	9,802	9,802	0	0
Bradjen Holdings Pty Ltd <Garlick Fam Investments A/C>	1,960	1,960	0	0
Brahma Finance BVI Limited	9,804	9,804	0	0
Christabel Jayne Brand <Brand Family A/C>	1,458	1,458	0	0
Breezee Pty Ltd	980	980	0	0
BWM Investments Pty Ltd	5,000	5,000	0	0
Caskey Investments Pty Ltd <John Caskey Super Fund A/C>	5,000	5,000	0	0
Cetro Pty Ltd <Jeffery Family S/F A/C>	4,900	4,900	0	0
Chapman & Frazer Pty Ltd <Chapman & Frazer RE S/F A/C>	9,832	9,832	0	0
Checker Tiling Pty Ltd <David Maker Family A/C>	1,470	1,470	0	0
Naos Asset Management	291,666	291,666	0	0
Cadence Capital	29,700	29,700	0	0
Evergreen Capital	24,510	24,510	0	0
Ausbil Dexia	116,666	116,666	0	0
Glen Coutinho <Hawgood P/L Spr B/Fund A/C>	5,000	5,000	0	0
Clay Jack Cross	2,450	2,450	0	0
Arnott Capital	49,020	49,020	0	0
Alexander James Dare	980	980	0	0
Davkym Nominees Pty Ltd <Davkym Super Fund A/C>	1,960	1,960	0	0
Dergat Pty Ltd	124,998	124,998	0	0
Dixson Trust Pty Ltd	20,000	20,000	0	0
Dollrick Investments Pty Ltd <Crackerjack Superfund A/C>	2,000	2,000	0	0
Donohoe Holdings Pty Ltd <Measured Account>	9,802	9,802	0	0
Trent Doughty	1,666	1,666	0	0
Dr. John Capp Pty Limited	4,902	4,902	0	0
Dream 8 Pty Ltd	490	490	0	0
Drofy Pty Limited <SJF Superannuation Fund A/C>	2,452	2,452	0	0
Durat Pty Ltd <Ted & Robyn Super Fund A/C>	4,940	4,940	0	0
Feta Nominees Pty Limited	300	300	0	0
Financial Choice Pty Limited <The MFI A/C>	3,920	3,920	0	0
Fly Media Pty Ltd	980	980	0	0
Foster Stockbroking	45,098	45,098	0	0
Futurity Ascent Pty Ltd <Futurity Pat1 A/C>	980	980	0	0
Lynden Gallagher	1,666	1,666	0	0

	Number of		Number of	% of Common
	Shares		Shares	Stock
	Beneficially		Beneficially	Beneficially
	Owned	Number of	Owned	Owned
	Prior to the	Shares	After the	After the
Name of Selling Stockholder	Offering	Offered	Offering	Offering

David Creighton Gellatly	8,332	8,332	0	0
Geoffco Pty Ltd <Geoffco Super Fund A/C>	4,902	4,902	0	0
Ian James Gill & Denise Sandra Gill	734	734	0	0
Graham Brown Pty Ltd <Flying High Super Fund A/C>	7,842	7,842	0	0
Hawgood Pty Ltd	5,000	5,000	0	0
Lawrence William Hawke & Rosalind Hawke & Vanessa Hawke <Hawke Family Super Fund A/C>	39,214	39,214	0	0
Heath Rochelle Investment Pty Ltd <Bramble Family Account>	3,922	3,922	0	0
Peter Ernest Hennings	1,470	1,470	0	0
The Herbert Group Pty Ltd <Eblouissant A/C>	5,000	5,000	0	0
Northcape Capital	33,480	33,480	0	0
Idalia Pty Limited <Roach Super Fund A/C>	1,470	1,470	0	0
Idameneo (No 79) Nominees Pty Limited	9,804	9,804	0	0
John C Anderson Pty Ltd <Inchnadamph S/F A/C>	19,606	19,606	0	0
Jomangi Enterprises Pty Limited <The Super Jomangi Fund A/C>	2,916	2,916	0	0
Jomangi Pty Limited C/- Watson Mangioni	2,916	2,916	0	0
Prime Value	50,000	50,000	0	0
Northcape Capital	190,346	190,346	0	0
Grant Keogh	832	832	0	0
Kimeklis Personnel Services Pty Ltd	980	980	0	0
Kinira Holdings Pty Ltd <David Smith Super Fund A/C>	1,960	1,960	0	0
Anne-Carita Kontkanen & John Hildred <Super Duper Super Fund A/C>	4,166	4,166	0	0
Lancedale Holdings Pty Ltd	4,166	4,166	0	0
Paul Lay	2,916	2,916	0	0
Lew-Al Pty Ltd <Alan E Lewis Super Fund A/C>	1,960	1,960	0	0
Linbar Consulting Services Pty Ltd <Spittle Super Fund A/C>	980	980	0	0
Steven Tin Ly	1,764	1,764	0	0
Lyrembob Pty Limited <Bishop Super Fund A/C>	2,942	2,942	0	0
Susan Leigh Mace	4,902	4,902	0	0
Robert Michael Mangioni <Talei Mangioni A/C>	1,000	1,000	0	0
Markdonna Pty Limited <Morrin Super Fund A/C>	2,942	2,942	0	0
Susquenhanna	98,040	98,040	0	0
Cranport	49,020	49,020	0	0
Washington H Soul Pattinson and Company Limited	12,500	12,500	0	0
Michael S Haifer Pty Ltd <Michael S Haifer S/F A/C>	2,916	2,916	0	0
Michjen Pty Limited <The Coughlan Super Fund A/C>	1,960	1,960	0	0
Mirrabooka Investments Ltd	100,000	100,000	0	0
MJ Besley Pty Ltd <Besley Super Fund Portfolio A/C>	1,000	1,000	0	0
MJO Investments Pty Ltd <O’Connor Super Fund A/C>	9,804	9,804	0	0
Mondyar Pty Ltd <Humphris-Clark S/F A/C>	1,960	1,960	0	0
Northcape Capital	71,572	71,572	0	0
Randall Henri Olgers	1,666	1,666	0	0
Paragon Group Holding Limited	3,430	3,430	0	0
Parere Investments Pty Limited	9,804	9,804	0	0
Paul Cook Pty Ltd <Paul Cook P/L Superfund A/C>	9,804	9,804	0	0
Penila Investments Pty Ltd <Hornung S/F A/C>	59,000	59,000	0	0

	Number of				Number of	% of Common
	Shares				Shares	Stock
	Beneficially				Beneficially	Beneficially
	Owned		Number of		Owned	Owned
	Prior to the		Shares		After the	After the
Name of Selling Stockholder	Offering		Offered		Offering	Offering

Stephen Kenneth Peterson & Dominique Colette Peterson <Peterson Super Fund A/C>	2,500		2,500		0	0
Craig Philpotts & Deborah Gail Philpotts <Philpotts Family S/F A/C>	1,960		1,960		0	0
Rebecca Ann Price <The Wandering Moth A/C>	6,666		6,666		0	0
Prospect Custodian Limited	19,608		19,608		0	0
PSS Holdings Pty Limited <Changa Super Fund A/C>	7,352		7,352		0	0
Investors Mutual	58,332		58,332		0	0
Northcape Capital	32,512		32,512		0	0
RBC Dexia Investor Services Australia Nominees Pty Ltd <PISELECT A/C>	30,416		30,416		0	0
Resolute Securities Pty Ltd <Blue Family Super Fund A/C>	1,666		1,666		0	0
Jason Rich	1,960		1,960		0	0
RJJ Nominees Pty Limited <R J Jeffery Super Fund A/C>	2,000		2,000		0	0
Rockstone Enterprises Pty Ltd <ODonnell Super Fund A/C>	1,960		1,960		0	0
Simon Rutherfurd	7,500		7,500		0	0
Shawco Holdings Pty Ltd <SFA Super Fund A/C>	1,960		1,960		0	0
Slatts Pty Ltd <Peter Slattery Fam S/F A/C>	6,864		6,864		0	0
Alan Smith	1,960		1,960		0	0
Brian Charles Sprake & Christine Sprake <B Sprake Family S/Fund A/C>	3,920		3,920		0	0
Richard James Still & Robyn Janice Brewer	1,470		1,470		0	0
Storford Pty Ltd <Storford Pty Ltd S/F A/C>	5,000		5,000		0	0
Sydney Options Traders Pty Ltd <Maclean Provident Fund A/C>	2,916		2,916		0	0
Benjamin John Thompson	4,900		4,900		0	0
Mark Thorpe-Apps	4,900		4,900		0	0
Tick-Tack-Toe Pty Ltd	5,416		5,416		0	0
Tixtar Pty Limited <Shaw Family A/C>	3,332		3,332		0	0
Tower Clean & Service Pty Ltd <Gillard No 1 Super Fund A/C>	19,606		19,606		0	0
TPC Consulting Pty Ltd	1,888		1,888		0	0
David John Trickey & Donna Eugenie Trickey	1,960		1,960		0	0
Australian Leaders	50,000		50,000		0	0
Fortitude Capital	40,000		40,000		0	0
Technical Investing Family Wealth	41,666		41,666		0	0
Monterrey Investment Management	50,000		50,000		0	0
Transcontinental Asset Management Pty Ltd	16,666		16,666		0	0
Andrew Sven Vallner	1,960		1,960		0	0
Warman Investments Pty Ltd	25,000		25,000		0	0
Weach Pty Ltd <Lennox Family S/F A/C>	4,166		4,166		0	0
Colin Weekes & Michael Weekes <Torring Super Fund A/C>	10,000		10,000		0	0
Westglade Pty Ltd	3,750		3,750		0	0
Graeme Scott Winter	1,960		1,960		0	0
Alyson Elizabeth Wood	19,606		19,606		0	0
Nicholas James Worrall	1,960		1,960		0	0
Frank Peter Zipfinger	1,960		1,960		0	0
Other Selling Stockholders	9,312	*	9,312	*	0	0
Total:	2,868,934		2,868,934		0	0

*	Representing an aggregate holding as a group of 0.016% of our common stock outstanding prior to the offering.

PLAN OF DISTRIBUTION

We and/or the selling stockholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

Each time we offer and sell securities under this prospectus, we will file a prospectus supplement. The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by Unilife, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling stockholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling stockholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling stockholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Unilife at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

Underwriters and agents may be entitled under agreements entered into with Unilife and/or the selling stockholders, if applicable, to indemnification by Unilife and/or the selling stockholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Unilife and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the Nasdaq Global Market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

EXPERTS

The consolidated financial statements of Unilife Corporation as of June 30, 2010 and for the year ended June 30, 2010 contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the June 30, 2010 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and accumulated deficit raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The consolidated financial statements of Unilife Corporation and its subsidiaries as of June 30, 2009 and for the fiscal years ended June 30, 2009 and June 30, 2008 contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 have been audited by BDO Kendalls Audit & Assurance (WA) Pty Ltd, an independent registered public accounting firm, as stated in their report dated November 11, 2009, which is incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such firms’ reports, given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

DLA Piper LLP (US), New York, New York, will provide us with an opinion as to certain legal matters in connection with the securities being offered hereby.

8,250,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager
Jefferies

Co-Lead Manager
Leerink Swann

Co-Manager
Griffin Securities, Inc.

November 16, 2011